As filed with the Securities and Exchange Commission on May 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JOHN BEAN TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	70 West Madison Street, Suite 440	91-1650317
(State or other jurisdiction of incorporation or organization)	Chicago, IL 60602 (312) 861-5900	(I.R.S. Employer Identification No.)
(Address, including zip code and telephone number, including area code, of Principal Executive Offices)

John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan

(Full title of the plan)

James L. Marvin

Executive Vice President, General Counsel and Secretary

70 West Madison Street, Suite 4400

Chicago, Illinois 60602

(312) 861-5900

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

copy to:

Elisabeth M. Martin

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share (3)	2,242,952	$83.825	$188,015,451	$21,791

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	The proposed maximum offering price is calculated pursuant Rule 457(c) and Rule 457(h) under the Securities Act based upon average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on May 19, 2017.
(3)	Each share of Common Stock to be issued will also include one preferred share purchase right, as provided in the Rights Agreement adopted on July 31, 2008, which rights are not currently separable from the shares of Common Stock and are not currently exercisable.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by John Bean Technologies Corporation, a Delaware corporation (the “Company”), to register: (i) 1,000,000 shares of Common Stock that are newly authorized for issuance under the John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan (the “2017 ICSP”); (ii) 240,787 shares of Common Stock that were reserved but unissued under the John Bean Technologies Corporation Incentive Compensation and Stock Plan, dated as of July 31, 2008 (the “Prior Plan”), and became available for issuance under the 2017 ICSP upon the effectiveness of the 2017 ICSP on May 12, 2017; and (iii) up to 1,002,165 shares of Common Stock that were subject to outstanding awards under the Prior Plan as of the effective date of the 2017 ICSP that may be added to the 2017 ICSP if those awards are canceled, forfeited, returned to the Company or withheld to satisfy any applicable tax withholding obligation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•	The Company’s Form 10-K for the fiscal year ended December 31, 2016 filed with the Commission on February 28, 2017.

•	The Company’s Form 10-Q for the quarterly period ended March 31, 2017 filed with the Commission on April 27, 2017.

•	The Company’s Current Reports on Form 8-K filed with the Commission on February 8, 2017, March 9, 2017, May 15, 2017 and May 18, 2017.

•	The description of the Company’s Common Stock, and the description of the Company’s preferred share purchase rights, included under the caption “Description of Our Capital Stock” in the Company’s Information Statement filed as an exhibit to Amendment No. 5 to the Registration Statement on Form 10 filed with the Commission on July 14, 2008 (File No. 001-34036), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article XI of the Company’s by-laws provides for indemnification of the Company’s directors and officers to the fullest extent permitted by the DGCL. The Company has purchased liability insurance applicable to its directors and certain officers as permitted by Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article IX of the Company’s amended and restated certificate of incorporation provides that, to the extent that the DGCL permits the exemption from limitation of the liability of directors, a director of the Company will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

1.	The undersigned Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions set forth above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 26, 2017.

JOHN BEAN TECHNOLOGIES CORPORATION

By:	/s/ Brian A. Deck
Name:	Brian A. Deck
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas W. Giacomini and Brian A. Deck, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 26, 2017.

Signature	Title

/s/ Thomas W. Giacomini
Thomas W. Giacomini	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Brian A. Deck
Brian A. Deck	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Megan J. Rattigan
Megan J. Rattigan	Vice President and Controller (Principal Accounting Officer)

/s/ C. Maury Devine
C. Maury Devine	Director

/s/ Edward L. Doheny, II
Edward L. Doheny, II	Director

/s/ Alan D. Feldman
Alan D. Feldman	Director

/s/ James E. Goodwin
James E. Goodwin	Director

/s/ Polly B. Kawalek
Polly B. Kawalek	Director

/s/ James M. Ringler
James M. Ringler	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company dated April 28, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K (File No. 001-34036) filed on March 11, 2009).

4.2	Third Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.7 to the Company’s Current Report on Form 8-K (File No. 001-34036) filed on December 6, 2016).

4.3	Specimen common stock certificate of the Company (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Form 10 filed on July 14, 2008).

4.4	Rights Agreement, dated as of July 31, 2008, between the Company and National City Bank, as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 6, 2008).

4.5	Certificate of Designations of Series A Junior Participating Preferred Stock of John Bean Technologies Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 6, 2008).

4.6	John Bean Technologies Corporation 2017 Incentive Compensation and Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 18, 2017).

5.1*	Opinion of Kirkland & Ellis LLP.

15.1*	Letter re: Unaudited interim financial information.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Kirkland & Ellis LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney of certain officers and directors of the Company (included on the signature page of the Registration Statement).

*	Filed herewith